EXHIBIT 5

[APRIA HEALTHCARE GROUP INC. LETTERHEAD]

April 21, 2004

Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California  92630

Re:    Registration Statement on Form S-8 of Securities of Apria Healthcare Group Inc.

Ladies and Gentlemen:

     In connection with the registration of up to 6,500,000 shares of Common Stock of Apria Healthcare Group Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Apria Healthcare Group Inc. 2003 Performance Incentive Plan (the “Plan”), you have requested my opinion set forth below.

     In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company that I considered appropriate. In such examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

     On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Respectfully submitted,
/s/ ROBERT S. HOLCOMBE Robert S. Holcombe Executive Vice President and General Counsel